Exhibit 99.1

Press Release

For Immediate Release

OVERLAND STORAGE REPORTS

FISCAL 2009 FOURTH QUARTER RESULTS

SAN DIEGO – September 14, 2009 – Overland Storage, Inc. (Nasdaq: OVRL) today reported fourth quarter and full-year results for its fiscal year ended June 30, 2009.

Net revenue for the fiscal 2009 fourth quarter was $22.1 million, compared with $28.9 million for the same period a year ago. The company reported a net loss of $2.7 million, or $0.21 per share, for the fiscal 2009 fourth quarter, compared with a net loss of $16.1 million, or $1.26 per share, for the same period a year earlier.

For the twelve months ended June 30, 2009, the company reported net revenue of $105.6 million, compared with $127.7 million for the twelve-month period in the prior fiscal year. The net loss for the 2009 fiscal year was $18.0 million, or $1.41 per share, compared with a net loss of $32.0 million, or $2.51 per share, in fiscal 2008.

The company noted that compared to the fiscal 2009 third quarter, branded product sales increased 8.1 percent and service-related revenue increased 0.5 percent, while sales to OEM customers declined 15.2 percent. Net revenue declined 0.8 percent on a sequential basis from the fiscal 2009 third quarter. Compared to the prior year quarter, branded product sales declined 25.8 percent and service-related revenue increased 7.2 percent, while sales to OEM customers declined 39.7 percent. Net revenue for the fiscal 2009 fourth quarter declined 23.7 percent from the fiscal 2008 fourth quarter.

Gross profit in the fiscal 2009 fourth quarter of $6.4 million increased 4.9 percent from $6.1 million in the fiscal 2008 fourth quarter. The gross profit margin of 28.9 percent in the fiscal 2009 fourth quarter improved over the fiscal 2008 fourth quarter margin of 21.1 percent, principally due to operational efficiencies and reduced amortization of acquired technology. Gross profit and gross margin percentages in the fiscal 2009 fourth quarter were relatively unchanged compared to the fiscal 2009 third quarter.

Operating expenses decreased for the fiscal 2009 fourth quarter to $8.2 million from $21.1 million in the fiscal 2008 fourth quarter. Fiscal 2008 operating expenses included a $7.4 million charge for impairment of fixed assets. As adjusted to exclude the $7.4 million charge in the fiscal 2008 fourth quarter, operating expenses of $8.2 million in the fiscal 2009 fourth quarter decreased 40.1 percent, compared to adjusted operating expenses of $13.7 million in the fiscal 2008 fourth quarter. Adjusted operating expense is a non-GAAP measure, which management believes facilitates a better understanding of the results of Overland’s restructuring activities during the fiscal 2009 year. Operating expenses decreased 14.5 percent sequentially from $9.6 million in the fiscal 2009 third quarter. The decrease in operating expenses was primarily attributable to the company’s restructuring activities.

Cash, cash equivalents and short-term investments as of June 30, 2009 were $5.5 million, a 43.3 percent decrease from $9.7 million at the end of fiscal 2008, but a 44.7 percent increase from $3.8 million at the end of the fiscal 2009 third quarter. Current liabilities associated with the company’s non-OEM accounts receivable financing arrangements were $2.3 million at the end of the fiscal 2009 third quarter and $4.1 million as of June 30, 2009.

“For Overland, like many tech companies, year-over-year revenue comparisons are challenging,” stated Eric Kelly, CEO of Overland Storage. “However, we have begun to see some positive signs. Total branded revenue in our fiscal 2009 fourth quarter rose on a sequential basis compared to the fiscal 2009 third quarter. We saw increased sales in both our branded tape and disk-based offerings, and improvements were reported in both the Americas and EMEA regions. We are managing working capital very tightly, and through a combination of reduced inventories and prudent use of our accounts receivable financing arrangements, we were able to improve our cash position for the second consecutive quarter. We brought operating expenses down another 14.5 percent this quarter compared to the preceding quarter, and expenses are now at their lowest level in more than seven years. These are all positive indicators of forward momentum.

“We remain focused on rebuilding our company and have strengthened our executive team with the addition of two industry veterans to assist in this continuing effort. I am pleased that Jillian Mansolf, who joined us recently as Overland’s vice president of worldwide sales and marketing, is rebuilding and re-energizing our global sales team while also fine-tuning and broadening our strategic marketing efforts. Also, Chris Gopal, who just joined Overland as our vice president of worldwide operations, is streamlining our supply chain and improving both our operations and manufacturing model.

“With the assistance of existing and newly identified technology partners, we are executing our product roadmap with the goal of bringing next-generation products to our customers. Additionally, we have set our sights on specific larger vertical and horizontal markets that have consistently posted, and continue to demonstrate the potential to post, the fastest growth rates in their respective sectors. A key element of Overland’s strategy is to leverage the Snap Server brand, which over the past 10 years has become one of the most recognizable names in the midrange NAS market. The midrange storage market continues to be one of the fastest growing segments of the worldwide disk storage systems market and our intent is to be well-positioned when the economic recovery gains traction.”

Overland filed its Form 10-K for the 2009 fiscal year on September 9, 2009, and such Form 10-K includes a report from the company’s independent registered public accounting firm containing an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The company discusses this matter, including its expectations and plans to address future liquidity needs, in Note 1 to the financial statements included in its Form 10-K filed on September 9, 2009. A similar explanatory paragraph was included in the company’s Form 10-K for the 2008 fiscal year.

About Overland Storage

Overland Storage provides affordable end-to-end data protection solutions that are engineered to store smarter, protect faster and extend anywhere—across networked storage, media types, and multi-site environments. Overland Storage products include award-winning NEO SERIES® and ARCvault® tape libraries, REO SERIES® disk-based backup and recovery appliances with VTL capabilities, Snap Server® NAS appliances, and ULTAMUS® RAID high-performance, high-density storage. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include: our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs; the continued availability of our non-OEM accounts receivable financing arrangements; our ability to generate cash from operations or raise outside capital to service and repay debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; customers’, vendors’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault, ULTAMUS, Snap Server, GuardianOS and Snap Enterprise Data Replicator are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Kurt L. Kalbfleisch, VP Finance and CFO

Email: kkalbfleisch@overlandstorage.com

858-571-5555

Sue Hetzel, HetzelMeade Communications

Email: sue@hetzelmeade.com

760-434-9927

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- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$22,093	$28,945	$105,621	$127,700
Cost of revenue	15,715	22,840	76,453	99,644

Gross profit	6,378	6,105	29,168	28,056

Operating expenses:
Sales and marketing	4,253	9,065	26,345	31,614
Research and development	1,612	2,120	9,284	9,349
General and administrative	2,296	2,527	10,383	10,117
Impairment of long-lived assets		7,434		7,434

Total expenses	8,161	21,146	46,012	58,514

Operating loss	(1,783)	(15,041)	(16,844)	(30,458)
Interest income, net	(360)	115	(368)	823
Other expense, net	(462)	(1,022)	(786)	(1,992)

Loss before income taxes	(2,605)	(15,948)	(17,998)	(31,627)
Income taxes.	60	117	30	398

Net loss	$(2,665)	$(16,065)	$(18,028)	$(32,025)

Net loss per share:
Basic and Diluted	$(0.21)	$(1.26)	$(1.41)	$(2.51)

Shares used in computing net loss per share:
Basic and Diluted	12,777	12,764	12,772	12,759

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	June 30,	June 30,
	2009	2008
	(Unaudited)
ASSETS
Cash and equivalents	$5,456	$8,437
Short-term investments	—	1,214
Accounts receivable, net	12,690	15,814
Inventories	12,492	17,126
Other current assets	7,410	8,566

Total current assets	38,048	51,157
Property, plant and equipment, net	1,107	1,139
Other assets	7,897	10,294

Total assets	$47,052	$62,590

LIABILITIES & EQUITY
Current liabilities, excluding debt	$33,647	$37,140
Debt, current portion	7,025	1,432
Long-term debt, net of current portion	693	—
Other long-term liabilities	5,802	5,835
Shareholders' equity (deficit)	(115)	18,183

Total liabilities and equity	$47,052	$62,590